Exhibit 99.1

NovaRay Medical Reports Significant Milestone Achievements

Company Moving to Final Stages of ScanCath™ Development

NEWARK, California, February 23, 2009 - NovaRay Medical, Inc., developer of ScanCath™, a unique cardiac catheterization imaging system, today announced that the company is continuing to successfully meet its operational milestones designed to bring the ScanCath to market later this year. NovaRay has targeted shipment of the first systems by the end of 2009.

ScanCath provides enhanced image quality, real-time multi-slice tomography, and a dramatic reduction in radiation exposure for both physicians and patients with open patient access. The technology, which is protected by 23 issued U.S. patents, has been clinically validated at the University of Wisconsin-Madison. The company also has received 510(k) marketing clearance from the U.S. Food and Drug Administration (FDA).

"2008 was a pivotal year for NovaRay Medical," said Jack Price, president and CEO of NovaRay. "In addition to the $10 million raised at the end of 2007, we also completed an additional $10 million round of financing with Vision Capital Advisors, moved to a new, 41,000 square-foot manufacturing and development facility, had our S-1 declared effective by the SEC, appointed Will Frederick as our new chief financial officer and initiated a strategic marketing plan that is expected to lead to the launch of the ScanCath into the $1.1 billion cardiac catherization market later this year."

Since the beginning of 2009, the company has begun testing x-ray sources that have been built in NovaRay's new manufacturing facility. Fabrication also has started for the first two ScanCath systems that include a next-generation gantry, high-resolution x-ray source and high-speed reconstruction engine. Additional objectives for the remainder of the year include the signing of customer partnership agreements for the initial systems and showcasing the ScanCath during the Transcatheter Cardiovascular Therapeutics (TCT) 2009 Conference in September in San Francisco. The company expects to locate ScanCath systems at the initial customer partnership sites with on-site technical support where they will be utilized in clinical settings to demonstrate the advantages of ScanCath over other current higher radiation x-ray systems.

"Having met all of our 2008 milestones, we believe now is an excellent time to initiate a leadership transition at NovaRay," said Ms. Wijcik, chairman of NovaRay's board of directors. "Effective March 1, 2008, Marc Whyte will be succeeding Jack Price as president and CEO. Mr. Whyte is a founder of NovaRay and has been instrumental in growing NovaRay from a small private company to a successful public company." Ms. Wijcik continued, "Jack helped the company at a critical point in its growth and we look forward to his continued contributions and assistance with the strategic and market direction of the company as a member of the NovaRay board. With this transition, the Board is confident that we have the right management team in place to meet our 2009 milestones and provide physicians and hospitals with an innovative x-ray system that offers enhanced image quality with lower radiation for both patients and clinicians."

About NovaRay Medical, Inc.

NovaRay is a medical imaging company focused on developing unique innovations in proprietary digital cardiac x-ray technology. NovaRay's initial clinical offering, the ScanCath™ cardiac catheterization system, offers advanced, revolutionary, and breakthrough imaging capabilities, coupled with reductions in radiation exposure to patients, operators, and staff. Approximately $100 million has been invested in the development of the ScanCath™ system and the company has 23 issued U.S. patents with claims as to the system and its underlying technologies.

--- Forward Looking Statements ---

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements relating to timing of shipment and availability of developed products, market share gains, radiation reduction, imaging capabilities and uniqueness of future products and entry into customer partnership relationships. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in such forward-looking statements. Such important factors involve risks and uncertainties, including, but not limited to, the possibility that NovaRay may not be able to secure additional funding, the possibility that NovaRay may not be able to produce and market successfully any of its products, the possibility that NovaRay's products will not be sufficiently accepted by physicians, hospitals and other potential customers, the possibility that NovaRay will not obtain or maintain necessary regulatory clearances or approvals relating to NovaRay's products, and other factors, including those factors described in Forms 10-KSB and S-1 for NovaRay Medical, Inc., NovaRay's parent corporation, and other filings NovaRay Medical, Inc. filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and NovaRay does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact: Will Frederick

NovaRay Medical, Inc.

(510) 619-9200

www.novaraymedical.com